Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 12, 2021, in the Registration Statement (Form S-1) and the related Prospectus of Basis Global Technologies, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Chicago, Illinois

January 14, 2022